Exhibit 10.53

ALPHANET SOLUTIONS, INC. 7 Ridgedale Avenue Cedar Knolls, New Jersey 07927

February 14, 2003

Mr. Richard G. Erickson
880 New England Drive
Westfield, NJ 07090

Dear Rich:

        We refer to the Letter Agreement between you and AlphaNet Solutions, Inc. (the “Company”) which we executed effective March 15, 2002 (the “March 15 Letter”) pursuant to which you were retained by the Company as a consultant. At that time, we understood that your engagement by the Company as a consultant would extend for approximately one-half year until mid-September. However, as events occurred, we continued your engagement thereafter. We are, in this Letter Agreement (this “Amendment”), extending your consulting engagement through June 30, 2003, subject to extension as set forth in paragraph 1 below.

        Accordingly, the March 15 Letter executed by both the Company and you is amended by this Amendment, as follows:

1. Your engagement as a consultant to the Company is continued until June 30 2003, provided that the Company may, from time to time, further extend the engagement to and including December 31, 2003.

2. Upon execution of this Amendment we will pay to you all amounts due to you by the Company and remaining unpaid as February 14, 2003 (the “Effective Time”) under the March 15 Letter as extended to the date hereof. We understand that that amount is $ 100,000.

3. For the period commencing at the Effective Time the Company will pay you for your consulting services at the rate of $35,000 per month. There will be no bonus payment.

4. The conditions for your furnishing services as a consultant, the payments to the Limited Liability Company to which we have made previous payments, the nonassignability of the personal services required by the consulting arrangement, and the other terms and conditions of the March 15 Letter remain in place except as modified herein. In the event that a mutually acceptable Employment Agreement as referred to in the March 15 Letter has not been executed by you and the Company on or before June 30, 2003 (or such later date to which your engagement has been extended pursuant to paragraph 1 hereof) or this agreement is terminated for any reason other than the reasons specified in paragraph 7 below, we will pay to you as an additional engagement fee, an engagement termination fee equal to 12 months of the engagement fee as set forth in paragraph 3 hereof, except as set forth in paragraph 7 hereof.

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5. The March 15 Letter contemplated the issuance to you of options to purchase 275,000 shares of the common stock of the Company. In lieu of providing the options to you pursuant to an Employment Agreement, we have issued the options to you on February 7, 2003 pursuant to the terms of the Company’s 1995 Stock Plan and accompanying Stock Option Agreement. The options will have the same terms and vesting schedule as set forth in the March 15 Letter. The exercise price of the options will be in accordance with the Company’s 1995 Stock Plan based on the closing price on February 7, 2003. The options will not be “incentive stock options.” In the event that a mutually acceptable Employment Agreement as referred to in the March 15 Letter has not been executed by you and the Company on or before June 30, 2003 (or such later date to which your engagement has been extended pursuant to paragraph 1 hereof), or your engagement as a consultant has terminated for any reason other than the reasons specified in paragraph 7 below, 600 of the aforementioned 275,000 options will vest and all such options, including 600 of the 25,000 stock options which we previously provided to you in 2002 pursuant to the March 15 Letter, will be exercisable thereafter for one year, except as set forth in paragraph 7 hereof. In the event your engagement has not been terminated at the time of a Change in Control of the Company (as hereinafter defined in this paragraph) 600 of the aforementioned 275,000 options will vest and all such options, including 600 of the 25,000 stock options which we previously provided to you in 2002 pursuant to the March 15 Letter, will be exercisable thereafter for one year. For purposes of the accelerated vesting and extension of the exercise period of such stock options upon a change of control, a Change in Control shall be deemed to have occurred when: (a) there is a dissolution or liquidation of the Company; (b) there is a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a direct or indirect wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings); (c) there is a merger in which the Company is the surviving corporation but after which the shareholders of the Company prior to such merger (other than any shareholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) own less than 50% of the voting shares or other equity interests in the Company after such merger; (d) there is a sale of substantially all of the assets of the Company; (e) there is an acquisition, sale or transfer of a majority of the outstanding shares of the Company by tender offer or similar transaction; (f) a new or existing shareholder who may be a member of management (other than you) or an affiliate obtains unilateral control, directly or indirectly, of the Company or its Board of Directors, whether alone or in concert with others; (g) a new shareholder or group of shareholders that may include current management (other than you) or affiliates obtains unilateral control, directly or indirectly, of the Company or its Board of Directors; (h) there is an involuntary change in the composition, as of the Effective Time, of more than 33% of the Board of Directors of the Company; or (i) any person, entity or combination thereof controls, individually or collectively, through ownership, assignment, voting proxy or the like, 50% or more of the outstanding voting shares ordinarily having the right to vote for the election of the directors of the Company or the combined voting power thereof.

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6. On or before June 30, 2003 (or such later date to which your engagement has been extended pursuant to paragraph 1 hereof), at the sole discretion of the Board of Directors of the Company, the consulting engagement pursuant to this Amendment may be converted by the Company into an 18-month mutually agreed Employment Agreement (rather than the two years referred to in the March 15 Letter) generally in accordance with the provisions of the March 15 Letter except that under an Employment Agreement, no additional option to purchase common stock of the Company will be provided to you.

7. In the event your engagement by the Company is terminated because you voluntarily terminate the engagement before June 30, 2003 (or such later date to which your engagement has been extended pursuant to paragraph 1 hereof), or is terminated by the Company because (i) you are convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving the Company) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months in the jurisdiction involved; (ii) you have engaged in any substantiated act involving moral turpitude; (iii) your gross neglect or misconduct in the performance of your engagement including the willful failure or refusal to perform such duties as may reasonably be assigned to you by the Board of Directors of the Company consistent with your position as Chief Executive Officer, or (iv) your material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), we will give to you advance notice so that you will have at least ten business days to cure any such breach, the 600 vesting of the option will not occur, the options then unvested will be cancelled, and any vested option will be exercisable in accordance with the Plan pursuant to which they are issued, and the engagement termination fee will not be payable; provided that in such event, however, the Company would pay to you amounts due to you pursuant to paragraph 3 hereof prorated to the date of such termination.

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8. Although the Company and you do not believe that any remuneration hereunder will not be deductible by the Company by reason of the applicability of Section 280G of the Internal Revenue Code, the termination fee having been agreed to in the March 15 Letter, and any remaining payment not exceeding the limits of Section 280G, the Company and you agree that in the event any payment or benefit received or to be received by you in connection with a change in ownership or effective control of the Company or a change in ownership of substantial assets of the Company within the meaning of Section 280G, or the termination of your engagement (collectively, “Total Payments”) would not be deductible, in whole or in part, by the Company as the result of Section 280G of the Code, the Company shall pay to you either of the following amounts as directed by you by written notice to the Company (i) an amount equal to the payments and benefits due under this Agreement reduced until no portion of the Total Payments is not deductible as the result of Section 280G of the Code (the “Reduced Amount”), by you directing the Company to reduce or delay to the extent necessary the payments due hereunder; provided, however, that you shall elect which payment shall be reduced or delayed and the amount of such reduction and period of such delay so long as, after such reduction and such delay, the aggregate present value of the Total Payments is no more than the Reduced Amount, or (ii) the payments and benefits due hereunder in accordance with the terms and conditions of this Agreement; it being the understanding and agreement of each of the Company and you that, if you make the election under clause (ii) of this paragraph you shall be responsible to pay the amount of any federal, state and local income taxes and any excise tax imposed by Section 4999 of the Code on such payments due hereunder (the “Excise Tax”), that the Company shall have no obligation to pay to you any additional payment for such Excise Tax, if any, and that you shall have no liability or responsibility to reimburse the Company for any losses incurred by the Company as a result of the Company’s inability to deduct such payment, in whole or in part, as the result of Section 280G of the Code. For purposes of this limitation (A) no portion of the Total Payments, the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment, shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by you and acceptable to the Company’s independent auditors, which opinion shall be addressed to the Company, is not likely to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Company and you shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for any Excise Tax with respect to the payments and benefits due under this Agreement. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or distribute to you or for your benefit such payments and benefits as are then due to you under this Agreement and shall promptly pay or distribute to you or for your benefit in the future such payments and benefits as become due to you under this Agreement. In the event that an underpayment of payments and benefits due to you under this Agreement occurs as a result of a miscalculation of the Total Payments as a “parachute payment” within the meaning of Section 280G of the Code, such underpayment shall be paid promptly by the Company to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

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9. The March 15 Letter as modified by this letter, together with the applicable provisions of the Company’s 1995 Stock Plan and the Stock Option Agreement referred to herein, constitutes the entire agreement between the Company and you relating to your relationship with the Company.

Please indicate your acceptance and agreement to the foregoing terms by signing in the space provided below for this purpose.

Very truly yours, STAN GANG —————————————— STAN GANG Chairman of the Board

ALL THE FOREGOING IS ACCEPTED AND AGREED TO THIS 14th DAY OF FEBRUARY, 2003. RICHARD G. ERICKSON —————————————— Richard G. Erickson

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